Exhibit (d)

AXXES PRIVATE MARKETS FUND

FORM OF

MULTIPLE CLASS PLAN

[●], 2024

This Multiple Class Plan (this “Plan”) is adopted pursuant to Rule 18f-3(d) under the Investment Company Act of 1940, as amended (the “1940 Act”), by Axxes Private Markets Fund, a Delaware statutory trust (the “Fund”).

WITNESSETH:

WHEREAS, the Fund is a closed-end management investment company that operates as an interval fund pursuant to Rule 23c-3 of the 1940 Act;

WHEREAS, the Fund intends to rely on exemptive relief from the Securities and Exchange Commission that permits it to issue multiple classes of shares, and one of the conditions of this relief is that the Fund must comply with the provisions of Rule 18f-3 under the 1940 Act as though such rule applied to closed-end investment companies;

WHEREAS, the shares of beneficial interest of the Fund (the “Shares”) are divided into one or more separate classes;

WHEREAS, the Fund desires to adopt this Plan in order that the Fund may issue multiple classes of Shares (each, a “Class”); and

WHEREAS, the Board of Trustees of the Fund (the “Board”, and each member, a “Trustee”), including a majority of the Trustees who are not “interested persons” (as defined by the 1940 Act) of the Fund (the “Independent Trustees”), in considering whether the Fund should adopt and implement this Plan, has evaluated such information and considered such pertinent factors as it deemed necessary to undertake an informed evaluation of this Plan and determination as to whether this Plan should be adopted and implemented, and has determined that the adoption and implementation of this Plan, including the expense allocation contemplated herein, are in the best interests of each Class individually, as well as the best interests of the Fund;

NOW THEREFORE, the Fund adopts this Plan pursuant to Rule 18f-3 under the 1940 Act, on the following terms and conditions:

1.	The effective date of this Plan (the “Effective Date”) shall be the date upon which the Fund has an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with respect to more than one Class.

2.	The Fund may issue Shares in one or more Classes. Shares so issued will have the rights and preferences set forth in the Fund’s Amended and Restated Declaration of Trust (as amended from time to time, the “Declaration of Trust”) and the Fund By-laws (as amended from time to time, the “By-laws”), any applicable resolutions adopted by the Board from time to time and the Fund’s then current registration statement under the Securities Act relating to the Classes (the “Registration Statement”).

3.	The classes of shares designated by the Fund are set forth in Appendix A.

4.	Shares issued in Classes will be issued subject to, and in accordance with, the terms of Rule 18f-3 under the 1940 Act, including, without limitation:

(a)	each Class will have a different arrangement for shareholder services or the distribution of Shares or both, and will pay all of the expenses of that arrangement;

(b)	each Class may pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Fund’s assets, if these expenses are actually incurred in a different amount by that Class, or if the Class receives services of a different kind or to a different degree than other Classes;

(c)	Income, realized and unrealized capital gains and losses, and expenses that are not allocated to a specific Class pursuant to this Section 4, shall be allocated to each Class of the Fund on the basis of the net asset value of that Class in relation to the net asset value of the Fund;

(d)	each Class will have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement;

(e)	each Class will have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class;

(f)	except as otherwise permitted under Rule 18f-3 under the 1940 Act, each Class will have the same rights and obligations as each other Class; and

(g)	Shares of one Class may be exchanged, at the shareholder’s option, for Shares of another class of the Fund (an “intra-Fund exchange”), if and to the extent an applicable intra-Fund exchange privilege is disclosed in the Registration Statement and subject to the terms and conditions (including the imposition or waiver of any sales load, repurchase fee or early withdrawal charge) set forth in the Registration Statement, provided that the shareholder requesting the intra-Fund exchange meets the eligibility requirements of the Class into which such shareholder seeks to exchange.

5.	Nothing in this Plan will be deemed to require the Fund to take any action contrary to the Declaration of Trust or the Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of the responsibility for and control of the conduct of the affairs of the Fund.

6.	This Plan will continue in effect indefinitely unless terminated by a vote of the Board.

7.	This Plan may be amended at any time by the Board, provided that any material amendment of this Plan will be effective only upon approval by a vote of the Board, and a majority of the Independent Trustees.

8.	This Plan will be construed in accordance with the internal laws of the State of Delaware and the applicable provisions of the 1940 Act.

9.	If any provision of this Plan is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Plan will not be affected thereby.

APPENDIX A

Axxes Private Markets Fund

Multiple Class Plan

Classes as of [●], 2024

Class	Front-End Sales Charge	Shareholder Servicing Fee	Distribution Fee	Contingent Deferred Sales Charge	Early Repurchase Fee
A	X	X	-	-	X
C	-	X	X	X	X
I	-	-	-	-	X

The features and expenses of each share class are described further in the Registration Statement